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EXHIBIT 99



FOR IMMEDIATE RELEASE                                      Contact: Jim Donahue
                                                                 (954) 769-7208



                  REPUBLIC INDUSTRIES, INC. ANNOUNCES PLAN FOR
                 INITIAL PUBLIC OFFERING AND SUBSEQUENT SPIN-OFF
                           OF ITS SOLID WASTE DIVISION

         Fort Lauderdale, Florida (May 13, 1998)---Republic Industries, Inc. (NYSE:RII) announced today that its solid waste division, Republic Services, Inc., has filed a registration statement with the Securities and Exchange Commission to offer for sale shares of its Class A Common Stock in an initial public offering.

         Republic said it anticipates the offering will be completed by Republic Services by the second or third quarter of 1998. Republic Industries intends to distribute its remaining shares of Republic Services to existing stockholders of Republic Industries in a spin off in 1999, subject to the receipt of a favorable ruling from the IRS that such distribution would be tax free, and satisfaction of certain other conditions. As a result of the plan, Republic Industries anticipates generating approximately $1.5 to $2.0 billion in cash.

         Commenting on the announcement, Republic Chairman and Co-Chief Executive Officer H. Wayne Huizenga said, "We see this plan as the next logical step in our effort to enhance stockholder value. This plan will enable our solid waste business to operate as a successful independent company, while allowing Republic Industries to focus completely on its expanding automotive retail and automotive rental businesses. This in turn should allow the financial community to better recognize and evaluate the merits of each business."

         Mr. Huizenga added, "The cash generated by this plan will be invested by Republic Industries in the automotive retail and automotive rental businesses, enabling Republic Industries to use cash for future acquisitions."

         Republic Services is a leading provider of non-hazardous solid waste collection and disposal services in the United States. Based on revenue for the year ended December 31, 1997, it is the fourth largest solid waste company in the United States. The company provides solid waste collection services for commercial, industrial, municipal and residential customers through 96 collection companies in 24 states. The company also owns or operates 54 transfer stations and 42 solid waste landfills.

         Republic Industries, Inc. is the largest franchised vehicle dealer in the United States. The company operates 26 AutoNation USA used vehicle megastores and recently announced the acquisition of Driver's Mart Worldwide, Inc. and plans to convert Driver's Mart franchised used car superstores into AutoNation USA megastores. Republic Industries also owns National Car Rental System, Inc., Alamo Rent-A-Car, Inc. and CarTemps USA.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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